LIST OF SUBSIDIARIES

KANEB PIPE LINE COMPANY
     Kaneb Pipe Line Partners, L.P.

     Kaneb Pipe Line Operating Partnership, L.P.
         Support Terminal Operating Partnership, L.P.
         Support Terminal Services, Inc.

              StanTrans, Inc.
              StanTrans Holding, Inc.
              StanTrans Partners, L.P.

     Kaneb Management Company, Inc.
         Diamond K Limited
         Kaneb Management, L.L.C.

     Martin Oil Corporation